Exhibit 99.1

N E W S   R E L E A S E

For Immediate Release

Contact:                 HemaCare Corporation
Pete van der Wal, Chief Executive Officer
877-310-0717
www.hemacare.com

RELEASE DATE:  November 14, 2011

HEMACARE REPORTS THIRD QUARTER RESULTS

LOS ANGELES - HemaCare Corporation (OTCBB:HEMA) announced today that the Company generated 2011 third quarter revenue of $4.0 million from continuing operations and net income of $512,000 or $0.05/share, including net income from discontinued operations of $1,090,000, compared to third quarter 2010 revenue from continuing operations of $3.9 million and a net loss of $626,000, or $(0.07)/share, including net income of $653,000 from discontinued operations. Results from discontinued operations included a gain of $2,802,000 on the sale of red blood cell collection assets to the American Red Cross.

The Company generated 2011 year to date revenue of $12.1 million from continuing operations and a net loss of $130,000, or $(0.01)/share, including net income from discontinued operations of $1,375,000, compared to 2010 year to date revenue for continuing operations of $11.5 million and a net loss of $606,000 or $(0.06)/share, including net income of $1,645,000 from discontinued operations.  Results from discontinued operations included a gain of $2,802,000 on the sale of red blood cell collection assets to the American Red Cross.

Commenting on the results, Pete van der Wal, HemaCare’s Chief Executive Officer, said, “With the sale of our red blood cell business now complete, we believe we are better positioned to take advantage of numerous growth opportunities which play to our operational strengths.”

About HemaCare Corporation
HemaCare Corporation is a blood services company serving healthcare providers and the scientific community for over 30 years. HemaCare and its subsidiary, Coral Blood Services, perform therapeutic apheresis services, provide human-derived biological products, and support the use of cellular therapies with apheresis collections.

The company was founded in 1978 and is based in Van Nuys, California.  It trades on the OTC Bulletin Board under the symbol “HEMA”.

Forward-Looking Statements

This press release also contains “forward-looking statements” under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended).  Statements herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions referenced above. You may also identify forward-looking statements by use of the words “anticipates,” “expects,” “intends,” “plans” and similar expressions.  The forward-looking statements in this press release include statements that HemaCare expects its revenues from its cellular therapy and research products activities to increase in future periods and produce higher profit margins than those generated by the Company’s blood services segment.  Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified.  Such risks and uncertainties include, without limitation, the following:  lower than expected revenues from services the Company expects to provide to Dendreon Corporation; a reduction in operating margins occasioned by costs increasing more rapidly than market prices, the reduced demand for blood products, declining blood donations, the loss of customers or the inability to pass on cost increases due to increased competition, an increase in operating costs due to changes in industry regulations and standards, a decrease in reimbursement rates; our competitive position may decline due to the potential adverse effect from changes in the healthcare industry, including consolidations, which could affect access to customers, our inability to attract, retain and motivate management and other skilled employees, an increased emphasis by our competitors on customer service may diminish the advantages we enjoy from our service-focused operations, and our competitors’ not-for-profit status gives them advantages in acquiring customers; and the other risks and uncertainties discussed from time to time in the documents HemaCare files with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlined in the forward-looking statements contained herein.  The Company undertakes no obligation to update any of these forward-looking statements to reflect actual results or events or circumstances after the date hereof.

(Financial Table Follows)

HemaCare Corporation
Condensed Consolidated Data
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Statements of Income:

Revenue	$3,965,000	$3,901,000	$12,111,000	$11,460,000

Gross Profit (loss)	$552,000	$(83,000)	$1,833,000	$1,496,000

General and administrative expenses	$1,130,000	$1,266,000	$3,520,000	$3,807,000

Gain from insurance settlement	-	-	$192,000	-

Loss before taxes and discontinued operations	$(578,000)	$(1,349,000)	$(1,495,000)	$(2,311,000)

(Benefit of) provision for income taxes	-	$(70,000)	$10,000	$(60,000)

Net loss before discontinued operations	$(578,000)	$(1,279,000)	$(1,505,000)	$(2,251,000)
Gain on sale of asset	$2,802,000	-	$2,802,000	-
(Loss) income from discontinued operations, net of tax	$(1,712,000)	$653,000	$(1,427,000)	$1,645,000

Net (loss) income	$512,000	$(626,000)	$(130,000)	$(606,000)

Basic and diluted (loss) earnings per share	$0.05	$(0.07)	$(0.01)	$(0.06)

Weighted average shares outstanding – basic	9,819,982	10,063,610	9,749,018	10,054,149

Weighted average shares outstanding – diluted	9,895,763	10,222,572	9,874,380	10,258,392

HemaCare Corporation Condensed Consolidated Balance Sheets	9/30/2011 Unaudited	12/31/2010

Assets:
Cash and cash equivalents	$2,680,000	$1,638,000
Other current assets	4,282,000	5,170,000
Non-current assets	2,677,000	3,035,000
Total assets	$9,639,000	$9,843,000

Liabilities and Shareholders' Equity:
Current liabilities	$4,304,000	$4,551,000
Long-term liabilities	543,000	610,000
Shareholders' equity	4,792,000	4,682,000
Total liabilities and shareholders' equity	$9,639,000	$9,843,000